Exhibit 99.1

Atlantic Coast Federal Corporation Reduces Quarterly Dividend to $0.12 Per Common Share

WAYCROSS, Ga.--(BUSINESS WIRE)--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has declared a quarterly cash dividend on common stock of $0.12 per share, down from the previous rate of $0.15 per share. The dividend will be paid on July 28, 2008, to all stockholders of record as of July 11, 2008.

Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 64% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

The Board's decision to reduce the quarterly cash dividend reflects the broad dividend policy and capital management strategy that the Company outlined in the fourth quarter of 2007. With these in mind, Atlantic Coast Federal Corporation strives to achieve an attractive dividend yield compared with its peers, and couples that effort with active stock repurchase activities to improve market liquidity for stockholders. At the new rate, the Company's indicated annual dividend rate represents a yield of approximately 6.4% versus approximately 6.1% at the date of the last dividend declaration. The Board also views this decision as prudent considering the prevailing operating and economic environment.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376